JONES INTERCABLE
                     INDEX TO AUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheet as of December 31, 1999 and 1998                F-1

Consolidated Statement of Operations for each of the three
  years ended December 31, 1999                                            F-2

Consolidated Statement of Cash Flows for each of the three
  years ended December 31, 1999                                            F-3

Consolidated Statement of Stockholders' Equity (Deficiency)
  for each of the three years ended December 31, 1999                      F-4

Notes to Consolidated Financial Statements for each of the
  three years ended December 31, 1999                                      F-5

JONES INTERCABLE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except share data)

                                                                                                December 31,
                                                                                            1999            1998
                                                                                        -------------   -------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents.......................................................          $23,027          $2,586
   Accounts receivable, less allowance for doubtful
     accounts of $5,265 and $4,039.................................................           40,137          32,452
   Inventories, net................................................................           15,524          20,239
   Other current assets............................................................            6,502          28,734
                                                                                          ----------      ----------
         Total current assets......................................................           85,190          84,011
                                                                                          ----------      ----------

INVESTMENTS........................................................................           54,525          19,724
                                                                                          ----------      ----------

PROPERTY AND EQUIPMENT.............................................................          946,623         818,871
   Accumulated depreciation........................................................         (303,875)       (244,631)
                                                                                          ----------      ----------
   Property and equipment, net.....................................................          642,748         574,240
                                                                                          ----------      ----------

DEFERRED CHARGES
   Franchise acquisition costs.....................................................          979,757         932,358
   Excess of cost over net assets acquired and other...............................          671,092         567,725
                                                                                          ----------      ----------
                                                                                           1,650,849       1,500,083
   Accumulated amortization........................................................         (597,060)       (446,965)
                                                                                          ----------      ----------
   Deferred charges, net...........................................................        1,053,789       1,053,118
                                                                                          ----------      ----------
                                                                                          $1,836,252      $1,731,093
                                                                                          ==========      ==========

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses...........................................         $120,326         $89,516
   Accrued interest................................................................           25,892          23,265
   Current portion of long-term debt...............................................            2,460           2,237
   Due to affiliates...............................................................           67,375
                                                                                          ----------      ----------

         Total current liabilities.................................................          216,053         115,018
                                                                                          ----------      ----------

LONG-TERM DEBT, less current portion...............................................        1,672,716       1,460,470
                                                                                          ----------      ----------

OTHER LIABILITIES..................................................................           29,837
                                                                                          ----------      ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' (DEFICIENCY) EQUITY
   Class A common stock, $.01 par value - authorized, 60,000,000 shares;
     issued, 36,937,420 and 36,143,054.............................................              369             361
   Common stock, $.01 par value - authorized, 5,550,000 shares; issued, 5,113,021..               51              51
   Additional capital..............................................................          504,472         495,116
   Accumulated deficit.............................................................         (588,227)       (339,923)
   Accumulated other comprehensive income..........................................              981
                                                                                          ----------      ----------
         Total stockholders' (deficiency) equity...................................          (82,354)        155,605
                                                                                          ----------      ----------
                                                                                          $1,836,252      $1,731,093
                                                                                          ==========      ==========

See notes to consolidated financial statements.

JONES INTERCABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)

                                                                                 Year Ended December 31,
                                                                           1999           1998            1997
                                                                        -----------     ----------     -----------
REVENUES
   Cable Communications Revenues
     Subscriber service fees......................................        $533,180       $412,977        $345,154
     Management fees..............................................             957         12,284          17,253
     Distributions and brokerage fees.............................           3,966         41,780           2,768
   Non-cable revenue..............................................           2,890          5,294           8,741
                                                                          --------       --------        --------
                                                                           540,993        472,335         373,916
                                                                          --------       --------        --------
COSTS AND EXPENSES
   Cable Communications Expenses
     Operating....................................................         211,800        128,503         111,104
     Selling, general and administrative..........................         129,422        109,685          94,833
   Non-cable operating, selling, general and administrative.......           2,883          6,009           9,297
   Restructuring charges..........................................          55,400
   Depreciation and amortization..................................         264,996        206,202         175,839
                                                                          --------       --------        --------
                                                                           664,501        450,399         391,073
                                                                          --------       --------        --------

OPERATING (LOSS) INCOME...........................................        (123,508)        21,936         (17,157)

OTHER (INCOME) EXPENSE
   Interest expense...............................................         119,012         94,291          86,764
   Investment income..............................................          (2,064)        (3,258)        (50,847)
   Equity in net losses (income) of affiliates....................           3,883         (1,372)          3,804
   Other expense (income).........................................           3,965         12,693         (15,114)
                                                                          --------       --------        --------
                                                                           124,796        102,354          24,607
                                                                          --------       --------        --------

LOSS BEFORE INCOME TAX BENEFIT AND
   EXTRAORDINARY ITEM.............................................        (248,304)       (80,418)        (41,764)

INCOME TAX BENEFIT................................................                                          3,275
                                                                          --------       --------        --------

LOSS BEFORE EXTRAORDINARY ITEM....................................        (248,304)       (80,418)        (38,489)

EXTRAORDINARY ITEM................................................                                        (13,459)
                                                                          --------       --------        --------

NET LOSS..........................................................       ($248,304)      ($80,418)       ($51,948)
                                                                         =========       ========        ========

BASIC AND DILUTED LOSS FOR COMMON
   STOCKHOLDERS PER COMMON SHARE
   Loss before extraordinary item.................................          ($5.93)        ($1.96)         ($1.11)
   Extraordinary item.............................................                                           (.39)
                                                                          --------       --------        --------
   Net loss.......................................................          ($5.93)        ($1.96)         ($1.50)
                                                                         =========       ========        ========

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING......................................          41,854         40,933          34,610
                                                                         =========       ========        ========

See notes to consolidated financial statements.

JONES INTERCABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)

                                                                                Year Ended December 31,
                                                                           1999           1998          1997
                                                                        -----------    -----------    ----------
OPERATING ACTIVITIES
   Net loss.......................................................       ($248,304)      ($80,418)     ($51,948)
   Adjustments to reconcile net loss
    to net cash provided by operating activities:
     Depreciation and amortization................................         264,996        206,202       175,839
     Equity in net losses (income) of affiliates..................           3,883         (1,372)        3,804
     Noncash interest expense.....................................             362            286            67
     Amortization of deferred revenue.............................          (6,319)
     (Gain) loss on sale of assets................................            (994)         3,616       (70,232)
     Extraordinary item...........................................                                       13,459
     Deferred income tax benefit..................................                                       (3,275)
                                                                         ---------       --------      --------
                                                                            13,624        128,314        67,714
     Changes in working capital and other liabilities.............          46,878        (19,708)       11,347
                                                                         ---------       --------      --------
            Net cash provided by operating activities.............          60,502        108,606        79,061
                                                                         ---------       --------      --------

FINANCING ACTIVITIES
   Proceeds from borrowings.......................................         213,427        991,689       816,587
   Retirement and repayment of debt...............................          (1,462)      (554,000)     (613,300)
   Proceeds from issuance of Class A Common Stock.................                                       91,602
   Proceeds from Class A Common Stock options.....................           9,364          7,505           829
   Net transactions with affiliates...............................          68,399          2,215        (3,787)
                                                                         ---------       --------      --------
            Net cash provided by financing activities.............         289,728        447,409       291,931
                                                                         ---------       --------      --------

INVESTING ACTIVITIES
   Acquisitions, net of cash acquired.............................         (50,213)      (387,646)     (379,393)
   Proceeds from sales of assets..................................           6,187            350       142,991
   Capital expenditures...........................................        (175,185)      (116,234)      (95,585)
   Additions to deferred charges..................................        (110,776)       (57,865)      (38,013)
   Other, net.....................................................             198          4,371           932
                                                                         ---------       --------      --------
            Net cash used in investing activities.................        (329,789)      (557,024)     (369,068)
                                                                         ---------       --------      --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................          20,441         (1,009)        1,924

CASH AND CASH EQUIVALENTS, beginning of year......................           2,586          3,595         1,671
                                                                         ---------       --------      --------

CASH AND CASH EQUIVALENTS, end of year............................         $23,027         $2,586        $3,595
                                                                         =========       ========      ========

See notes to consolidated financial statements.

JONES INTERCABLE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Amounts in thousands)

                                                                                                          Accumulated
                                                                             Additional                      Other
                                 Class A Common Stock     Common Stock        Paid-In       Accumulated   Comprehensive
                                  Shares      Amount    Shares     Amount     Capital         Deficit        Income        Total
                                 ---------   --------- ---------- ---------- -----------   ------------  -------------- -----------
BALANCE,
   JANUARY 1, 1997.............    26,264        $263      5,113        $51    $395,278      ($207,557)        $47,272    $235,307
Proceeds from stock
   options exercised...........        90           1                               567                                        568
Proceeds from Class A
   Common Stock offering.......     9,200          92                            91,510                                     91,602
Class A Common Stock
   option grants...............                                                     261                                        261
Gains realized on
   marketable securities.......                                                                                (47,272)
Net loss.......................                                                                (51,948)
Total comprehensive loss.......                                                                                            (99,220)
                                 --------    --------  ---------  ---------  ----------    -----------   -------------  ----------

BALANCE,
   DECEMBER 31, 1997...........    35,554         356      5,113         51     487,616       (259,505)                    228,518

Proceeds from stock
   options exercised...........       589           5                             7,283                                      7,288
Class A Common Stock
   option grants...............                                                     217                                        217
Net loss.......................                                                                (80,418)
Total comprehensive loss.......                                                                                            (80,418)
                                 --------    --------  ---------  ---------  ----------    -----------   -------------  ----------

BALANCE,
   DECEMBER 31, 1998...........    36,143         361      5,113         51     495,116       (339,923)                    155,605

Proceeds from stock
   options exercised...........       794           8                             9,356                                      9,364
Unrealized gains on
   marketable securities, net
   of deferred taxes...........                                                                                    981
Net loss.......................                                                               (248,304)
Total comprehensive loss.......                                                                                           (247,323)
                                 --------    --------  ---------  ---------  ----------    -----------   -------------  ----------

BALANCE,
   DECEMBER 31, 1999...........    36,937        $369      5,113        $51    $504,472      ($588,227)           $981    ($82,354)
                                 ========    ========  =========  =========  ==========    ===========   =============  ==========

See notes to consolidated financial statements.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.   BUSINESS

     Jones Intercable, Inc. and its subsidiaries (the "Company") is principally engaged in the development, management and operation of broadband cable networks. The Company served approximately 1.1 million subscribers and passed approximately 1.7 million homes as of December 31, 1999.

     On April 7, 1999, Comcast Corporation ("Comcast") completed the acquisition of a controlling interest in the Company for aggregate consideration of $706.3 million. In June 1999, Comcast acquired an additional 1.0 million shares of the Company's Class A Common Stock for $50.0 million in a private transaction. As of December 31, 1999, Comcast owned approximately 13.8 million shares of the Company's Class A Common Stock and approximately 2.9 million shares of the Company's Common Stock, representing 39.6% of the economic interest and 48.3% of the voting interest in the Company. Comcast has contributed its shares in the Company to its wholly owned subsidiary, Comcast Cable Communications, Inc. ("Comcast Cable"). The approximately 2.9 million shares of Common Stock owned by Comcast Cable represent shares having the right to elect approximately 75% of the board of directors of the Company. The Company is now a consolidated public company subsidiary of Comcast Cable.

     In connection with Comcast's acquisition of a controlling interest in the Company on April 7, 1999, all of the persons who were executive officers of the Company as of that date terminated their employment with the Company. The Company's board of directors elected new executive officers, each of whom also is an officer of Comcast. As of July 7, 1999, all persons who were employed at the Company's former corporate offices in Englewood, Colorado had terminated their employment with the Company. The Company's corporate offices are now located at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148.

     To facilitate an orderly change in control to Comcast, the Company established retention and severance programs for its corporate and field office employees who were to be terminated due to the change in control. The programs provide for cash severance payments to employees that have been or will be terminated due to the change in control. During the year ended December 31, 1999, the Company incurred expense relating to the severance of approximately 350 corporate and field office employees totaling $39.1 million, of which $37.5 million had been paid and $1.6 million was accrued at December 31, 1999. Such costs were included in
     restructuring   charges  in  the   Company's   consolidated   statement  of
     operations.

     In addition to the severance expense described above, during the year ended December 31, 1999, the Company incurred an additional $16.3 million of restructuring costs related to the change in control including an employment contract termination, costs associated with the termination of an information technology services agreement with a former affiliated entity and lease termination costs. Of this total, $9.5 million had been paid and $6.8 million was accrued at December 31, 1999. Such costs were included in restructuring charges in the Company's consolidated statement of operations.

     In December 1999, the Company entered into a definitive merger agreement with Comcast whereby all of the Company's stockholders will receive 1.4 shares of Comcast's Class A Special Common Stock for each share of the Company's Class A Common Stock and Common Stock. The transaction will result in the Company being a 100% owned subsidiary of Comcast. A special meeting of the stockholders of the Company is scheduled for March 2, 2000 to vote on the merger agreement. The Company expects that the merger, which is subject to shareholder approval, will close in the first quarter of 2000.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation
     The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All significant intercompany accounts and transactions among consolidated entities have been eliminated.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     Management's Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values
     The estimated fair value amounts presented in these notes to consolidated financial statements have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Such fair value estimates are based on pertinent information available to management as of December 31, 1999 and 1998, and have not been comprehensively revalued for purposes of these consolidated financial statements since such dates.

     Cash Equivalents
     Cash equivalents consist principally of US Government obligations, commercial paper, repurchase agreements and certificates of deposit with maturities of three months or less when purchased. The carrying amounts of the Company's cash equivalents approximate their fair values.

     Investments
     Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. Unrestricted publicly traded investments are classified as available for sale and recorded at their fair value, with unrealized gains or losses resulting from changes in fair value between measurement dates recorded as a component of other comprehensive income. Restricted publicly traded investments and investments in privately held companies are stated at cost, adjusted for any known diminution in value.

     Property and Equipment
     Property and equipment are stated at cost. Depreciation is provided by the straight-line method over estimated useful lives as follows:

          Buildings and improvements...................... 10-30 years
          Operating facilities............................  5-15 years
          Other equipment.................................  3-5 years

     Improvements that extend asset lives are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized as a component of depreciation expense.

     Capitalized Costs
     The costs associated with the construction of cable transmission and distribution facilities and new cable service installations are capitalized. Costs include all direct labor and materials as well as certain indirect costs.

     Deferred Charges
     Franchise and license acquisition costs are amortized on a straight-line basis over their legal or estimated useful lives of 1 to 14 years. The excess of cost over the fair value of net assets acquired is being amortized on a straight-line basis over an estimated useful life of 40 years.

     Valuation of Long-Lived Assets
     The Company periodically evaluates the recoverability of its long-lived assets, including property and equipment and deferred charges, using objective methodologies whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Such methodologies include evaluations based on

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     the cash flows generated by the underlying assets, profitability information, including estimated future operating results, trends or other determinants of fair value. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset. The Company incurred a charge of $14.2 million in the fourth quarter of 1997 related to the write-off of a subscriber billing and management system that was to have been implemented in Company-owned cable systems. Such write-off was included in depreciation and amortization expense.

     Revenue Recognition
     Subscriber service fees are recognized as service is provided. Credit risk is managed by disconnecting services to cable customers who are delinquent.

     Stock-Based Compensation
     The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, as permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note 6).

     Investment Income
     Investment income includes interest income and gains, net of losses, on the sales of marketable securities and long-term investments. Gross realized gains are recognized using the specific identification method (see Note 4). Investment income also includes impairment losses resulting from adjustments to the net realizable value of certain of the Company's long-term investments.

     Income Taxes
     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment.

     Derivative Financial Instruments
     The Company uses derivative financial instruments, including interest rate exchange agreements ("Swaps"), to manage its exposure to fluctuations in interest rates. Swaps are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense. Any premiums associated with these instruments are amortized over their term and realized gains or losses as a result of the termination of the instruments are deferred and amortized over the remaining term of the underlying debt. Unrealized gains and losses as a result of these instruments are recognized when the underlying hedged item is extinguished or otherwise terminated.

     Those instruments that have been entered into by the Company to hedge exposure to interest rate risks are periodically examined by the Company to ensure that the instruments are matched with underlying liabilities, reduce the Company's risks relating to interest rates and, through market value and sensitivity analysis, maintain a high correlation to the interest expense of the hedged item. For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis in the Company's consolidated statement of operations.

     The Company does not hold or issue any derivative financial instruments for trading purposes and is not a party to leveraged instruments (see Note 5). The credit risks associated with the Company's derivative financial instruments are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

     New Accounting Pronouncement
     In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes the accounting and reporting

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     standards for derivatives and hedging activities. Upon the adoption of SFAS No. 133, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement No. 133" deferring the effective date for implementation of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact the adoption of SFAS No. 133 will have on its financial position and results of operations.

     Loss for Common Stockholders Per Common Share
     Loss for common stockholders per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period on a basic and diluted basis.

     For the years ended December 31, 1999, 1998 and 1997, the Company's potential common shares of 16,000 shares, 400,000 shares and 71,000 shares, respectively, have an antidilutive effect on loss for common stockholders per common share and, therefore, have not been used in determining the total weighted average number of common shares outstanding.

     Distributions from Managed Partnerships
     Distributions earned by the Company as general partner of its managed partnerships from cable communications properties sold by such partnerships to unaffiliated parties are recorded as revenue when received. Distributions earned by the Company as general partner of its managed partnerships from cable communications properties sold by such partnerships to the Company are treated as a reduction of the basis in the assets acquired. Distributions earned by the Company as general partner of its managed partnerships from cable communications properties sold by such partnerships to entities in which the Company has a continuing equity interest are treated as a reduction in the basis of the investment in the cable communications system.

     Treasury Stock
     Shares held in treasury have been retired and classified as authorized but unissued shares in accordance with the Colorado Business Corporation Act.

     Reclassifications
     Certain reclassifications have been made to the prior years' consolidated financial statements to conform to those classifications used in 1999.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

3.   ACQUISITIONS, EXCHANGES AND SALES

     Acquisitions of Cable Communications Systems
     During the years ended December 31, 1999, 1998 and 1997, the Company acquired cable communications systems as summarized below. All of the acquisitions were acquired from affiliates of the Company (see Note 4) with the exception of the Hinesville, Georgia and North Prince Georges County, Maryland acquisitions. The acquisitions were accounted for under the purchase method of accounting. As such, the operating results of the acquired systems have been included in the Company's consolidated statement of operations from the dates of acquisition. In general, the acquisitions were funded with borrowings under the Company's existing credit facilities.

                                                          Month        Purchase
                                                        Acquired        Price
                                                        --------       --------
                                                             (in millions)
          1999
          Calvert County, Maryland....................    July           $39.5
          Littlerock, California......................  January           10.7

          1998
          Palmdale, California........................  December        $138.2
          Hinesville, Georgia.........................  December          48.0
          Socorro and Grants, New Mexico..............  December          10.1
          Albuquerque, New Mexico.....................    June           223.0

          1997
          Independence, Missouri......................   August         $171.2
          Manitowoc, Wisconsin........................    June            16.1
          North Prince Georges County, Maryland.......  January          231.4

     Exchanges of Cable Communications Systems
     In May 1999, the Company entered into an agreement to exchange certain cable communications systems with Adelphia Communications ("Adelphia").
     Under the terms of the agreement, the Company will receive cable communications systems serving approximately 103,000 subscribers in Michigan from Adelphia. In exchange, Adelphia will receive cable communications systems in California currently owned by the Company serving approximately 108,000 subscribers. All of the systems involved in the systems exchanges will be valued based upon independent appraisals with any difference in relative value to be funded with cash or additional cable communications systems. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the third quarter of 2000.

     In April 1997, the Company, through a wholly owned subsidiary, acquired the cable communications system serving areas in and around Annapolis, Maryland and received cash of $2.5 million, from an unaffiliated party, in exchange for the cable communications systems serving areas in and around Evergreen, Idaho Springs and portions of Jefferson County, Colorado. This transaction was accounted for as a non-monetary exchange of similar productive assets. The Annapolis system was recorded at the historical cost of the assets exchanged, net of cash received.

     Sales of Cable Communications Systems
     In October 1997, the Company sold the cable communications system serving areas in and around Walnut Valley, California for $32.5 million to an unaffiliated party and recognized a pre-tax gain of $20.8 million.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     Proceeds from the sale were used to reduce outstanding indebtedness under the Company's credit facilities. Such gain is included in other income in the Company's consolidated statement of operations.

4.   INVESTMENTS

     Knowledge TV, Inc.
     In November 1999, the Company sold its 32% interest in Knowledge TV, Inc. ("Knowledge TV") to its former affiliate Jones International, Ltd. ("International") (see Note 7) for $6.2 million and recognized a pre-tax gain of $1.0 million. Such gain is included in investment income in the Company's consolidated statement of operations.

     At Home Warrants
     In June 1998, the Company entered into a six year Distribution Agreement with At Home Corporation ("@Home"), which provides for the distribution of high speed Internet services in the Company's cable communications systems. Deployment began in December 1998. In conjunction with the Distribution Agreement, the Company and @Home entered into a Warrant Purchase Agreement providing for the Company's purchase of up to a maximum of 4,092,200 shares of @Home Series A Common Stock at $5.25 per share (as adjusted for @Home's 2-for-1 stock split in June 1999). The warrants become exercisable after March 31 each year, beginning in 1999, as the Company launches @Home services in its cable communications systems. As of March 31, 1999, warrants to purchase 584,172 shares of @Home Series A Common Stock were exercisable. No additional warrants became exercisable in 1999. Accordingly, the Company recorded an investment in @Home warrants of $44.2 million and deferred revenue of an equal amount. During 1999, the Company recognized $6.3 million as a reduction of operating expenses. Due to restrictions on the stock underlying the warrants, the Company's investment is not adjusted to fair value. As of December 31, 1999, the fair value of the investment was $23.3 million.

     Cable & Wireless Communications plc
     In April 1997, the Company tendered all of its shares of Bell Cablemedia plc to Cable & Wireless Communications plc ("CWC") in exchange for approximately 25.0 million shares of CWC. During April and May 1997, the Company sold all of its shares of CWC for $109.3 million and recognized a pre-tax gain of $44.6 million. Such gain is included in investment income in the Company's consolidated statement of operations. Proceeds from the sale were used to reduce outstanding indebtedness under the Company's credit facilities.

     Managed Partnerships
     The Company is general partner for 13 Colorado limited partnerships formed to acquire, construct, develop and operate cable communications systems. Partnership capital was raised principally through a series of public offerings of limited partnership interests. The Company generally made a capital contribution of $1,000 to each partnership and is allocated 1% of all partnership profits and losses. The Company also purchased limited partner interests in certain of the partnerships and generally participates with respect to such interests on the same basis as other limited partners.

     The sales of all remaining partnership-owned cable communications systems were completed in July 1999 and the Company is in the final stages of liquidating its managed partnerships. The Company is a defendant in litigation filed by limited partners of certain of its managed partnerships challenging the terms of certain sales of partnership-owned cable communications systems to the Company and/or its subsidiaries (see Note
     10). The managed partnerships that are involved in this litigation will not be dissolved until such litigation is finally resolved and terminated.

     As general partner, the Company manages the managed partnerships and received a fee for its services generally equal to 5% of the gross revenues of the managed partnerships, excluding proceeds from the sale of cable communications systems or franchises. Upon the completion of the sale of the remaining cable communications systems owned by managed partnerships, in July 1999, management fees ceased to be a source of revenue.

     For the managed partnerships formed by the Company, any partnership distributions made from cash flow, as defined, are generally allocated 99% to the limited partners and 1% to the general partner. The general partner is

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     also entitled to partnership distributions other than from cash flow, such as from the sale or refinancing of cable communications systems or upon dissolution of the partnership, generally equal to 25% of the net remaining assets of the partnership after payment of the partnership's debts and after investors have received an amount equal to their original capital contributions plus, in many cases, a preferential return on their investments. Upon the completion of the sale of the remaining cable communications systems owned by managed partnerships in July 1999, such distributions ceased to be a source of revenue.

     The Company received distributions from managed partnerships totaling $64.7 million and $4.6 million for the years ended December 31, 1998 and 1997, respectively. Distributions totaling $32.1 million received during 1998 were recorded as reductions in the Company's cost basis of cable systems acquired from managed partnerships. The $4.6 million distribution received during 1997 was recorded as a reduction in the Company's cost basis in the assets of the Manitowoc, Wisconsin system.

     The Company's managed limited partnerships reimburse the Company for certain allocated overhead and administrative expenses. These expenses generally consist of salaries and related benefits paid to corporate personnel. The Company provides engineering, marketing, administrative, accounting, information management, legal, investor relations and other services to the partnerships. Amounts charged to managed partnerships and other affiliated companies have directly offset the Company's general and administrative expenses by $1.6 million, $15.2 million and $21.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company has made advances to certain of the managed partnerships primarily to accommodate expansion and other financing needs of the partnerships. Such advances bear interest at rates equal to the Company's weighted average cost of borrowing which, for the year ended December 31, 1999 was 7.18%. Interest charged to the limited partnerships for the years ended December 31, 1999, 1998 and 1997 was $615,000, $212,000 and $363,000,
     respectively.

     Certain condensed financial information regarding managed partnerships, on a combined basis, is as follows:

                                                                       December 31,
                                                                   1999           1998
                                                                 -------        --------
                                                                  (Dollars in thousands)
     Total assets...........................................     $42,687        $250,211
     Debt...................................................                     172,126
     Amounts due general partner............................      12,616           5,568
     Partners' capital  (net of accumulated deficit)........      21,082          72,426

                                                                    For the year ended December 31,
                                                                   1999           1998          1997
                                                                --------        --------      --------
     Revenues................................................    $21,412        $244,357      $343,655
     Depreciation and amortization...........................      7,037          70,532       106,130
     Operating (loss) income.................................     (2,873)          4,447         7,261
     Net income..............................................    245,063         666,897       190,227

     The amount reported as combined net income for all managed partnerships for the years ended December 31, 1999, 1998 and 1997 included gains on sales and liquidations recognized by certain partnerships which totaled $253.6 million, $689.5 million and $228.9 million, respectively.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

5.   LONG-TERM DEBT

                                                                                        December 31,
                                                                                  1999                1998
                                                                               ------------        ------------
                                                                                   (Dollars in thousands)

          JCH Revolving Credit Facility.....................................      $388,000            $340,000
          JCH II Credit Facility ...........................................       534,000             370,000
          Senior Notes due April 15, 2008, interest payable
            semi-annually at 7 5/8%.........................................       196,787             196,533
          Senior Notes due April 1, 2007, interest payable
            semi-annually at 8 7/8% ........................................       248,873             248,766
          Senior Notes due March 15, 2002, interest payable
            semi-annually at 9 5/8%.........................................       200,000             200,000
          Senior Subordinated Debentures due March 1, 2008, interest payable semi-annually at 10.5%, redeemable
            at the Company's option on or
            after March 1, 2000 at 105.25%
            of par, declining to par by March 1, 2005.......................       100,000             100,000
          Other debt due in installments through 2002.......................         7,516               7,408
                                                                                ----------          ----------
                                                                                 1,675,176           1,462,707
          Less current portion..............................................         2,460               2,237
                                                                                ----------          ----------
                                                                                $1,672,716          $1,460,470
                                                                                ==========          ==========

     Maturities of long-term debt outstanding as of December 31, 1999 for the four years after 2000 are as follows (dollars in thousands):

          2001...................................... $93,056
          2002...................................... 404,000
          2003...................................... 240,000
          2004...................................... 240,000

     Credit Facilities
     The Company, through Jones Cable Holdings, Inc. ("JCH"), a wholly owned subsidiary, has a $600.0 million reducing revolving credit facility with a group of commercial banks (the "JCH Credit Facility"). As of December 31, 1999, the total amount available was $551.1 million. Interest on outstanding obligations range from Base Rate (which generally approximates the prime rate) or London Interbank Offered Rate ("LIBOR") plus 1/2% to LIBOR plus 1% based on certain financial covenants. In addition, a commitment fee of 3/16% to 3/8% on the unused commitment is also required. The effective interest rate on amounts outstanding at December 31, 1999 was 6.83%.

     The Company, through Jones Cable Holdings II, Inc. ("JCH II"), a wholly owned subsidiary, has an additional $600.0 million credit facility with a group of commercial banks. The credit facility consists of a $300.0 million reducing revolving credit facility and a $300.0 million term loan (together, the "JCH II Credit Facility"). The reducing revolving credit facility allows for borrowing through the final maturity date of December 31, 2005. The maximum amount available reduces quarterly beginning March 31, 2000 through the final maturity date of December 31, 2005. The term loan is payable in semi-annual installments commencing June 30, 2001 with a final maturity date of December 31, 2005. The total amount available as of December 31, 1999 was $599.5 million. Interest on amounts outstanding varies from the Base Rate (which generally approximates the prime rate) to Base Rate plus 1/4% or LIBOR plus 1/2% to 1 1/4%, depending on certain financial covenants. A commitment fee of 1/8% to 3/8% per year on the unused commitment is also required. The effective interest rate on amounts outstanding at December 31, 1999 was 6.57%.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     Senior Notes
     In April 1998, the Company sold $200.0 million principal amount of its 7 5/8% Senior Notes. Interest is payable on April 15 and October 15 of each year. The notes mature on April 15, 2008 and are not redeemable prior to maturity.

     In March 1997, the Company sold $250.0 million principal amount of its 8 7/8% Senior Notes. Interest is payable on April 1 and October 1 of each year. The notes mature on April 1, 2007 and are redeemable on or after April 1, 2004 at the option of the Company.

     Extraordinary Item
     In July 1997, the Company redeemed its $160.0 million 11.5% Subordinated Debentures due 2004 at 106.75% of par value, plus accrued interest. The Company recognized an extraordinary loss, net of tax, of $13.5 million related to this redemption.

     Debt Covenants
     The Company's subsidiaries' loan agreements contain restrictive covenants which limit the subsidiaries' ability to enter into arrangements for the acquisition of property and equipment, investments, mergers and the incurrence of additional debt. These agreements require that certain ratios and cash flow levels be maintained and contain certain restrictions on dividend payments and advances of funds to the Company. The Company and its subsidiaries were in compliance with such restrictive covenants for all periods presented. In addition, the stock of certain subsidiary companies is pledged as collateral for the notes payable to banks.

     Interest Rate Risk Management
     The Company has entered into various Swaps in order to manage interest costs on its outstanding debt. The Company has entered into such Swaps in order to fix the interest rate for the duration of the contract as a hedge against volatility in interest rates. Any amounts paid or received due to the Swaps are recorded as an adjustment to interest expense. As of December 31, 1999, the Company had entered into Swaps with notional principal totaling $300.0 million that fixed the interest rate in a range of 5.3% to 6.5% and mature between July 2000 and January 2003. The estimated fair value approximates the proceeds (costs) to settle the Swaps. While Swaps represent an integral part of the Company's interest rate and risk management program, their incremental effect on interest expense for the years ended December 31, 1999, 1998 and 1997 was not significant.

     Estimated Fair Value
     The Company's long-term debt had estimated fair values of $1.691 billion and $1.518 billion as of December 31, 1999 and 1998, respectively. The estimated fair value of the Company's publicly traded debt is based on the quoted market prices for that debt. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available.

6.   STOCKHOLDERS' EQUITY (DEFICIENCY)

     In general, with respect to the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors which constitutes 25% of the total membership of the board of directors. Holders of Common Stock, voting as a separate class, are entitled to elect the remaining directors. In all other matters not requiring a class vote, the holders of Common Stock and the holders of Class A Common Stock vote as a single class provided that holders of Class A Common Stock have one-tenth of a vote for each share held and the holders of Common Stock have one vote for each share held.

     The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of the Company. In the case of cash dividends, the holders of the Class A Common Stock will be paid one-half cent per share per quarter in addition to any amount payable per share for each share of Common Stock. In the event of liquidation, holders of the Class A Common Stock are entitled to a preference of $1 per share. After such amount is paid, holders of the Common Stock are entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount would be distributed to the holders of the Class A Common Stock and the Common Stock on a pro rata basis.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     The Company has a stock option plan, the 1992 Stock Option Plan (the "1992 Plan"). In accordance with SFAS 123, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 1997: risk-free interest rate of 5.68%; expected dividend yield of 0%; expected option lives of 7 years; and expected volatility of 45%. There were no stock options granted during the years ended December 31, 1999 and 1998. As discussed below, the vesting of all options was accelerated to September 1998. Accordingly, the remaining expense related to the options issued in 1997 and prior was included in the pro forma net loss for 1998. Had compensation expense for this plan been determined consistent with SFAS 123, the Company's net loss and net loss per share would have changed to the following pro forma amounts:

                                                           For the Year Ended December 31,
                                                         1999           1998            1997
                                                       ---------       --------        --------
                                                               (Dollars in thousands)
     Net loss:                      As Reported        ($248,304)      ($80,418)       ($51,948)
                                      Pro Forma        ($248,304)      ($83,908)       ($53,820)

     Basic and diluted loss
       for common stockholders
       per common share             As Reported           ($5.93)        ($1.96)         ($1.50)
                                      Pro Forma           ($5.93)        ($2.05)         ($1.57)

     The pro forma effect on net loss and net loss for common stockholders per common share for the years ended December 31, 1999, 1998 and 1997 by applying SFAS 123 may not be indicative of the pro forma effect on net loss in future years since SFAS 123 does not take into consideration pro forma compensation expense related to awards made prior to January 1, 1995.

     The 1992 Plan was approved by the Company's shareholders in August 1992. Under the terms of the 1992 Plan, as amended in 1997, a maximum of 2,583,455 shares of Class A Common Stock and 200,000 shares of Common Stock are available for grant. All employees of the Company, its parent or any participating subsidiary, including directors of the Company who are also employees, are eligible to participate in the 1992 Plan. Options generally become exercisable in equal installments over a four-year period commencing on the first anniversary of the date of grant. In August 1998, the board of directors, in conjunction with the anticipated change in control of the Company to Comcast and consistent with the terms of the 1992 Plan, voted to accelerate the vesting of all options granted under the 1992 Plan to September 1998. The options expire, to the extent not exercised, on the tenth anniversary of the date of grant, or upon the recipient's earlier termination of employment with the Company. Options may be incentive stock options or non-qualified stock options. The exercise price may not be less than 100% of the fair market value for incentive stock options, but may be less than fair market value for non-qualified options. Stock appreciation rights may be granted in tandem with the grant of stock options. The board of directors may, in its discretion, establish provisions for the exercise of options different from those described above. In 1998 and 1997, the Company recognized $217,000 and $261,000, respectively, of non-cash compensation expense related to stock options granted in November 1993 under the 1992 Plan.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     Information concerning Class A Common Stock options is as follows:

                                                                 Year Ended December 31,
                                       -------------------------------------------------------------------------------
                                                1999                      1998                         1997
                                       ---------------------     -----------------------      ------------------------
                                                    Weighted                    Weighted                     Weighted
                                                    Average                      Average                     Average
                                                    Exercise                    Exercise                     Exercise
                                        Options      Price         Options        Price        Options         Price
                                       ---------   ----------    ----------    ----------     ---------     ----------
     Outstanding at
         beginning of year........        801,541    $11.99         1,449,848     $12.08        1,329,162     $12.19
     Granted......................                                                                365,433       9.27
     Exercised....................       (780,316)    12.00          (602,881)     12.30          (89,700)      6.34
     Canceled.....................                                    (45,426)     10.79         (155,047)     11.88
                                          -------    ------         ---------     ------        ---------     ------

     Outstanding at end of year...         21,225    $11.39           801,541     $11.99        1,449,848     $12.08
                                          =======    ======         =========     ======        =========     ======

     Exercisable at end of year...         21,225                     801,541                     820,290

     Range of exercise prices.....   $9.25-$13.81                $9.00-$13.81                $9.25-$13.81

     Weighted-average fair
         value of options granted
         during the year..........                                                                  $5.26

7.   RELATED PARTY TRANSACTIONS

     Management Agreement
     Effective April 7, 1999, the Company and Comcast entered into a management agreement pursuant to which Comcast manages the operations of the Company and its subsidiaries, subject to such direction and control of the Company as the Company may reasonably determine from time to time. The terms of the management agreement were approved by the independent members of the Company's Board of Directors. The management agreement generally provides that Comcast will supervise the management and operations of the Company's cable systems and arrange for and supervise certain administrative functions. As compensation for such services the management agreement provides for Comcast to charge management fees of 4.5% of gross cable communications revenues (as defined). During the year ended December 31, 1999, Comcast charged the Company management fees of $18.1 million.

     On behalf of the Company, Comcast seeks and secures long-term programming contracts that generally provide for payment based on either a monthly fee per subscriber per channel or a percentage of certain subscriber revenues. Amounts charged to the Company by Comcast for programming (the "Programming Charges") are in an amount equal to the sum of (i) the actual cost incurred by Comcast plus (ii) one-half of the difference between the cost the Company would pay in an arms-length transaction if the Company were a stand-alone multiple cable communications systems operator with a subscriber base equal to that of the Company's cable systems, and the actual cost incurred by Comcast. The Programming Charges are included in operating expenses in the Company's consolidated statement of operations. The Company purchases certain other services, including insurance, from Comcast under cost-sharing arrangements on terms that reflect Comcast's actual cost. The Company reimburses Comcast for certain other costs (primarily salaries) under cost-reimbursement arrangements. Under all of these arrangements, the Company incurred total expenses of $112.8 million, including $110.1 million of Programming Charges, during the year ended December 31, 1999.

     The management agreement also provides that Comcast will not enter into any agreements or transactions or obtain any services on behalf of the Company or its cable systems with or from any affiliate of Comcast other

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)


     than those specifically provided for in the management agreement without the prior written consent of the Company, except for agreements or transactions on terms that are no less favorable to the Company than those that might be obtained at the time from a person or entity that is not an affiliate of Comcast in an arms-length transaction. Further, the management agreement provides that without the prior written consent of the Company, Comcast will not change the independent auditor of the Company or change Comcast's independent auditor such that Comcast and the Company have the same independent auditor.

     The Company will have the right to terminate the management agreement effective as of April 7, 2004 by written notice to Comcast no later than January 7, 2004, and if no such notice is given, the management agreement shall automatically terminate on April 7, 2009.

     Due to affiliates in the Company's consolidated balance sheet primarily consists of amounts due to Comcast and its affiliates under the cost-sharing arrangements described above and amounts payable to Comcast and its affiliates as reimbursement for payments made, in the ordinary course of business, by such affiliates on behalf of the Company.

     E! Entertainment Television, Inc.
     E! Entertainment Television, Inc. ("E! Entertainment") is an affiliate of Comcast that provides cable television programming. During the year ended December 31, 1999, the Company made payments to E! Entertainment totaling $0.6 million for programming provided to cable systems owned by the Company.

     QVC, Inc.
     Comcast, on behalf of the Company, has an affiliation agreement with QVC, Inc. ("QVC"), an electronic retailer and a majority-owned and controlled subsidiary of Comcast, to carry its programming. In return for carrying QVC programming, the Company receives an allocated portion, based upon market share, of a percentage of net sales of merchandise sold to QVC customers located in the Company's service area. For the year ended December 31, 1999, the Company's subscriber service fees revenue includes $1.2 million relating to QVC.

     Transactions with International and BTH
     The Company and the managed partnerships for which the Company is general partner (see Note 4) had certain transactions with International and its subsidiaries through April 7, 1999. Principal transactions were as follows:

     In April 1999, the Company paid Glenn R. Jones, the former Chief Executive Officer of the Company, and International $25.0 million to relinquish their rights to place new programming channels on the Company's cable communications systems. Such payment is being amortized over the period of approximately 10 1/2 years, which is consistent with the term under which such programming could have been launched under the original agreement. In addition, the Company paid Mr. Jones $8.0 million in April 1999 to terminate Mr. Jones' employment contract with the Company (see Note 1).

     Jones Interactive, Inc., a wholly owned subsidiary of International, provided information management and data processing services for operating companies affiliated with International. Charges to the various operating companies are based on usage of computer time by each entity. Amounts charged to the Company and its managed partnerships for the period from January 1, 1999 through April 7, 1999 and for the years ended December 31, 1998 and 1997 totaled $1.2 million, $6.1 million and $5.5 million, respectively.

     The Company was party to a lease with Jones Properties, Inc., a wholly owned subsidiary of International, under which the Company had leased a 101,500 square foot office building in Englewood, Colorado. The lease agreement was terminated in July 1999 (see Note 1). The Company subleased approximately 44% of the building to International and certain affiliates of International on the same terms and conditions as the above described lease. Rent payments to Jones Properties, Inc., net of subleasing reimbursements, for the period from January 1, 1999 to April 7, 1999 and for the years ended December 31, 1998 and 1997 were $0.5 million, $1.4 million and $1.3 million, respectively.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     The Company entered into a Secondment Agreement with BCI Telecom Holding, Inc. ("BTH") in December 1994. Pursuant to the Secondment Agreement, BTH provided secondees who worked for the Company and its managed partnerships. The Company reimbursed BTH for the full employment costs of such individuals. The Company reimbursed BTH $0.2 million, $0.7 million and $1.2 million during the period from January 1, 1999 to April 7, 1999 and for the years ended December 31, 1998 and 1997, respectively.

     The Company paid approximately 84%, 63% and 47% of the above-described data processing, rental and secondment expenses during the period from January 1, 1999 to April 7, 1999, and for the years ended December 31, 1998 and 1997, respectively. The remainder of the expenses were allocated to and paid by the managed partnerships (see Note 4).

     The Company received satellite programming from Knowledge TV (see Note 4). Payments made to Knowledge TV for programming provided to the Company's owned cable communications systems for the period from January 1, 1999 through April 7, 1999 and for the years ended December 31, 1998 and 1997 totaled approximately $0.2 million, $0.6 million and $0.4 million, respectively.

     The Company received satellite programming from Jones Computer Network, Ltd., an affiliate of International, through April 1997. Payments made to Jones Computer Network, Ltd. for programming provided to the Company's owned cable communications systems for the year ended December 31, 1997 totaled approximately $0.2 million.

     The Company received  satellite  programming  from Great American  Country,
     Inc., an affiliate of International. Payments made to Great American Country, Inc. for programming provided to the Company's owned cable communications systems for the period from January 1, 1999 through April 7, 1999 and for the years ended December 31, 1998 and 1997 totaled approximately $0.2 million, $0.5 million and $0.3 million, respectively.

     The Company received satellite programming from Superaudio, an affiliate of Galactic Radio. The Company sold Galactic Radio to an affiliate of International in June 1996. Payments made to Galactic Radio for programming provided to the Company's owned cable communications systems for the period from January 1, 1999 through April 7, 1999 and for the years ended December 31, 1998 and 1997 totaled approximately $0.1 million, $0.3 million and $0.2 million, respectively.

     The Product Information Network Venture ("PIN") is an affiliate of International that provides a satellite programming service. PIN airs product infomercials 24 hours a day, seven days a week. A portion of the revenues generated by PIN are paid to the cable communications systems that carry PIN's programming. Most of the Company's owned cable communications systems carry PIN for all or part of each day. Aggregate payments received by the Company from PIN relating to the Company's owned cable communications systems totaled approximately $0.5 million, $1.0 million and $0.7 million for the period from January 1, 1999 through April 7, 1999 and for the years ended December 31, 1998 and 1997, respectively.

     Effective upon the closing of BTH's investment in the Company in December 1994, the Company entered into a Supply and Services Agreement with BTH. Pursuant to the Supply and Services Agreement, BTH provided the Company with access to the expert advice of personnel from BTH and its affiliates for the equivalent of three man-years on an annual basis. The Company paid an annual fee of $2.0 million to BTH during the term of the agreement. Payments to BTH under the Supply and Services Agreement during the period from January 1, 1999 through April 7, 1999 and the years ended December 31, 1998 and 1997 totaled $0.5 million, $2.0 million and $2.0 million, respectively.

     Jones Financial Group. Ltd., a subsidiary of International, performed services for the Company as its agent in connection with negotiations regarding various financial arrangements of the Company. The Company paid fees totaling $0.8 million in 1998 relating to the purchase of the Hinesville, Georgia system. The Company paid fees totaling $3.5 million in 1997 related to the acquisition of the North Prince Georges County, Maryland system, the acquisition of the Annapolis, Maryland system and the sale of the Walnut Valley, California system.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

8.   INCOME TAXES

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the liability or asset recorded for deferred tax purposes.

     During 1999, 1998 and 1997, changes in the Company's temporary differences and losses from operations, which result primarily from depreciation and amortization, resulted in deferred tax benefits which were offset, in part, by a valuation allowance. A deferred income tax benefit of $3.3 million was recognized for the year ended December 31, 1997. No current or deferred federal income tax expense or benefit was recorded from continuing operations during the year ended December 31, 1999 and 1998.

     The effective income tax expense of the Company differs from the statutory amount because of the effect of the following:

                                                                                 Year Ended December 31,
                                                                             1999         1998         1997
                                                                           ----------   ----------   ----------
                                                                                 (Dollars in thousands)
     Federal tax benefit at statutory rate.............................     ($86,906)    ($28,146)    ($13,471)
     State and local taxes, net of federal income
        tax benefit....................................................       (3,396)      (2,614)      (1,688)
     Dividends excluded for income tax purposes........................                      (138)        (102)
     Stock option exercises deductible for tax purposes................      (11,333)
     Amortization not deductible for tax purposes......................          512          942          876
     Adjustment to book/tax difference of intangible assets............                    25,836
     Other.............................................................          115          157          116
                                                                            --------     --------     --------

     Total income tax benefit from operations..........................     (101,008)      (3,963)     (14,269)
     Tax effect of extraordinary operations............................                                 (4,711)
     Valuation allowance...............................................      101,008        3,963       15,705
                                                                            --------     --------     --------

     Total income tax benefit..........................................     $            $             ($3,275)
                                                                            ========     ========     ========

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below:

                                                                                              December 31,
                                                                                            1999         1998
                                                                                         -----------   ---------
                                                                                       (Dollars in thousands)
     Deferred Tax Assets
        Net operating loss carryforwards.............................................      $183,160     $96,522
        Investment tax credit carryforwards..........................................           461       1,013
        Alternative minimum tax credit carryforwards.................................         2,517       1,116
        Investment in affiliates and partnerships....................................        31,574      11,464
        Future deductible amounts associated with other assets and liabilities.......         6,237       5,027
                                                                                           --------     -------

     Total gross deferred tax assets.................................................       223,949     115,142

     Valuation allowance on deferred tax assets......................................      (189,444)    (88,436)

     Deferred Tax Liabilities
        Property and equipment, due to differences in depreciation
          methods for financial statement and tax purposes...........................       (27,368)    (19,569)
                                                                                           --------     -------

     Net deferred tax asset..........................................................        $7,137      $7,137
                                                                                           ========     =======

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Continued)

     At December 31, 1999, the Company has net operating loss carryforwards ("NOLs") for income tax purposes aggregating approximately $257.0 million for alternative minimum tax and $478.9 million for regular tax which expire $21.3 million in 2005, $25.5 million in 2007, $40.8 million in 2008, $30.2 million in 2009,  $15.0  million  in 2010,  $12.6  million  in 2011,  $25.5 million in 2012, $1.1 million in 2013 and $306.9 million in 2014. The Company also had investment tax credit carryforwards of $3.0 million.

     Transactions by Company shareholders occurred during 1999, which resulted in greater than a 50% change of the ownership interest of the Company shares. Tax statutes limit the utilization of existing tax NOLs when this occurs to a specified amount each year plus the amount of existing built-in gain in corporate assets at the ownership change. Management believes that the application of the limitation will not likely cause taxable income to occur in a future period due to unavailability of limited NOLs.

     Management has established a valuation allowance for all net operating losses and for all investment tax credits and alternative minimum tax credit carryforwards.

9.   STATEMENT OF CASH FLOWS - SUPPLEMENTAL INFORMATION

     The Company made cash payments for interest of $116.0 million, $90.0 million and $86.5 million during the years ended December 31, 1999, 1998 and 1997, respectively.

10.  COMMITMENTS AND CONTINGENCIES

     Minimum annual rental commitments for office space and equipment under noncancelable operating leases as of December 31, 1999 are as follows (dollars in thousands):

          2000.................................................  $4,147
          2001.................................................   3,570
          2002.................................................   2,537
          2003.................................................   2,222
          2004.................................................   2,002
          Thereafter...........................................   4,292

     Rent, net of sublease reimbursements, paid during the years ended December 31, 1999, 1998 and 1997, totaled $6.4 million, $5.6 million and $4.5 million, respectively.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or liquidity of the Company.

     A consolidated case representing seven lawsuits filed by limited partners of five of the Company's managed partnerships is pending in federal court against the Company relating to the sales of the Palmdale, Albuquerque, Littlerock and Calvert County cable communications systems by Company-managed partnerships to the Company or one of its subsidiaries. The complaints generally allege that the Company acquired those systems at a price that did not reflect their fair value and that the proxy statements mailed to the limited partners of the partnerships that owned these systems were false, misleading and failed to disclose material facts about the cable communications system marketplace. The Company has filed motions to dismiss this case and discovery is stayed pending the Court's decision on these motions. The Company intends to continue to vigorously defend this case.

     The Company and certain of its subsidiaries and managed partnerships are defendants in a lawsuit that alleges that they withheld information, including lists of the names and addresses of limited partners, from the plaintiffs. The plaintiffs allege that they were injured by not receiving the information and by not being able to conduct tender offers for the limited partnership interests. The Company intends to defend this lawsuit vigorously on its own behalf and on behalf of its subsidiaries and managed partnerships.

JONES INTERCABLE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 (Concluded)


     In July 1999, the Court of Appeals of Maryland issued a decision in United Cable Television of Baltimore, Ltd. Partnership v. Burch holding that to the extent that a charge assessed customers who were delinquent in payment of their cable bills exceeded the 6% maximum interest rate prescribed by the Constitution of the State of Maryland, such charge was not enforceable. The Court ordered the cable company to make appropriate refunds to subscribers. While the Company was not a party to that litigation and believes that it has meritorious defenses to similar actions filed on behalf of Company subscribers in Maryland, nevertheless a decision by a court in these actions based solely upon the premise set forth in Burch could have an adverse effect on the Company.

11.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              First       Second       Third       Fourth       Total
                                             Quarter     Quarter      Quarter     Quarter       Year
                                            ------------------------------------------------------------
                                                   (Dollars in thousands, except per share data)
   1999 (3)
   Revenues.................................  $132,519    $132,704    $136,085     $139,685    $540,993
   Operating income before depreciation
     and amortization (1)(2)................    57,527      36,112      52,918       50,331     196,888
   Operating loss...........................    (1,098)    (85,067)    (22,346)     (14,997)   (123,508)
   Loss before extraordinary item...........   (30,912)   (120,712)    (49,486)     (47,194)   (248,304)
   Basic and diluted loss for common
     stockholders...........................     ($.75)     ($2.88)     ($1.18)      ($1.12)     ($5.93)

   1998 (3)
   Revenues.................................  $103,536    $101,222    $132,963     $134,614    $472,335
   Operating income before depreciation
     and amortization (1)...................    46,160      44,076      68,384       69,518     228,138
   Operating income (loss)..................     1,405      (3,009)     15,616        7,924      21,936
   Loss before extraordinary item...........   (20,747)    (32,644)    (14,404)     (12,623)    (80,418)
   Basic and diluted loss for common
     stockholders...........................     ($.51)      ($.80)      ($.35)       ($.31)     ($1.96)

------------
(1) Operating income before depreciation and amortization is commonly referred to in the Company's business as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of our businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in the Company's industries, although the Company's measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by the Company's management to measure the operating performance of our businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements as an indicator of the Company's performance.
(2) Excludes $55.4 million of restructuring charges recorded in the second quarter (see Note 1).
(3) See Note 3 for a summary of acquisitions, exchanges and sales of cable communications systems.
